                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant /_/

Filed by a Party other than the Registrant /X/

Check the appropriate box:

     /_/  Preliminary Proxy Statement

     /_/  Confidential,  for Use of the  Commission  Only (as  permitted by Rule
          14a-6(e)(2))

     /_/  Definitive Proxy Statement

     /X/  Definitive Additional Materials

     /_/  Soliciting Material Under Rule 14a-12

                    NEUBERGER BERMAN REALTY INCOME FUND INC.
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                (Name of Registrant as Specified in Its Charter)

                             WESTERN INVESTMENT LLC
                     WESTERN INVESTMENT HEDGED PARTNERS L.P.
                    WESTERN INVESTMENT ACTIVISM PARTNERS LLC
                  BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
                        BENCHMARK PLUS MANAGEMENT, L.L.C.
                         BENCHMARK PLUS PARTNERS, L.L.C.
                                ARTHUR D. LIPSON
                                 ROBERT A. WOOD
                                 D. JAMES DARAS
                                MATTHEW S. CROUSE
                                 SCOTT FRANZBLAU
                                 ROBERT FERGUSON
                                 ELYSE NAKAJIMA
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     /_/  Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     /_/  Fee paid previously with preliminary materials:

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     /_/  Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid

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     (2)  Form, Schedule or Registration Statement No:

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     (3)  Filing Party:

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     (4)  Date Filed:

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      Western Investment LLC ("Western"), together with the other with the other participants  named herein,  is filing materials  contained in this Schedule 14A with  the  Securities  and  Exchange  Commission  (the  "SEC")  relating  to the definitive proxy statement (the "Proxy  Statement") and accompanying proxy cards filed  with the SEC on April  24,  2007  and to be used in  connection  with the annual meeting of stockholders of Neuberger  Berman Realty Income Fund Inc. (the
"Company")  scheduled  to be held on May 2,  2007  (the  "Annual  Meeting"),  to solicit votes in support of the election of Western's slate of director nominees at the Annual  Meeting.  Western urges  stockholders to read the Proxy Statement because it contains important information.

Item 1: On April 30, 2007, Western issued the following press release:

PRESS RELEASE

     WESTERN INVESTMENT WITHDRAWS PROXY SOLICITATION INVOLVING TWO NEUBERGER
            BERMAN CLOSED -END FUNDS IN LIGHT OF RECENT BOARD ACTIONS

               WESTERN BELIEVES PROPOSED 9% DISTRIBUTION IS IN THE
                         BEST INTERESTS OF SHAREHOLDERS

      Salt Lake City, UT, April 30, 2007 - Western Investment LLC, a shareholder of each of Neuberger Berman Real Estate  Securities Income Fund Inc. ("NRO") and
Neuberger  Berman  Realty  Income Fund Inc.  ("NRI," and together  with NRO, the
"Funds")  announced  today that in light of the Funds'  recent  announcement  to increase the monthly  distributions  to common  shareholders  of each Fund to an amount  equal to an annual  rate of 9% of each  Fund's net asset value as of the end of the first  quarter  of 2007,  it had  determined  to  withdraw  its proxy solicitation  involving each Fund. Western further announced that it intended to vote all of its shares in favor of the  directors  nominated by each Fund at the upcoming annual meetings.

      Speaking on behalf of Western,  Art Lipson stated,  "We recognize that the
Board has taken significant,  proactive steps to resolve  shareholder  concerns.
Western  intends  to  withdraw  its  slate  and cast  its  vote for the  Board's nominees.  We believe that the dividend policy  announced today should eliminate the  discount to net asset value,  and could result in a cumulative  increase in value to shareholders of over $250 million."

      Art Lipson continued,  stating, "We continue to urge the Board to consider a merger of NRO and NRI which would, of course,  create operating  efficiencies.
It would also create the largest,  most liquid  closed-end fund  specializing in equity  investments in U.S.  REITs. We believe that  shareholders  would benefit from the increased visibility."

      Western had previously  nominated five directors for election to the board of each Fund. Effective immediately, Western is withdrawing such nominations, as well as its solicitation of proxies.

      Western,  certain other  shareholders,  and Mr. Lipson own  3,303,749,  or approximately 9.9%, of NRO's outstanding shares, and 2,622,321, or approximately
9.5%, of NRI's outstanding shares.

THIS IS NOT A  SOLICITATION.  PLEASE  DO NOT SEND  YOUR  PROXY  CARD TO  WESTERN
INVESTMENT LLC.

              CERTAIN INFORMATION CONCERNING WESTERN INVESTMENT LLC

      Western  Investment LLC ("Western"),  together with the other Participants
(as  defined  below),  made a filing on April 24, 2007 with the  Securities  and
Exchange Commission (the "SEC") of a proxy statement (the "Proxy Statement") and accompanying  proxy cards to be used to, among other  things,  solicit  votes in support of the election of the  Participants'  slate of director nominees at the annual  meeting of Neuberger  Berman  Realty  Income Fund Inc.  (the  "Company")
scheduled for May 2, 2007 (the "Annual Meeting").

      Western  advises  all  stockholders  of the  Company  to  read  the  Proxy
Statement  and other  proxy  materials  relating  to the Annual  Meeting as they
become  available  because  they  contain  important  information.   Such  proxy
materials   are   available   at  no   charge   on  the   SEC's   web   site  at
http://www.sec.gov.  In addition,  the  Participants  in the  solicitation  will provide copies of the proxy materials,  without charge,  upon request.  Requests for copies should be directed to the  Participants'  proxy solicitor,  Innisfree
M&A  Incorporated,  at its  toll-free  number:  (888)  750-5834 or by e-mail at:
mbrinn@innisfreema.com.

      The Participants in the proxy solicitation are Western, Western Investment
Hedged Partners L.P.,  Arthur D. Lipson,  Western  Investment  Activism Partners
LLC, Benchmark Plus  Institutional  Partners,  L.L.C.,  Benchmark Plus Partners,
L.L.C., Benchmark Plus Management,  L.L.C., Scott Franzblau, Robert Ferguson, D.
James  Daras,   Robert  A.  Wood,   Matthew   Crouse  and  Elyse  Nakajima  (the
"Participants").  Information  regarding  the  Participants  and their direct or indirect  interests is available in the Schedule 13D jointly  filed with the SEC on September 20, 2006, as subsequently amended on October 31, 2006, November 24,
2006, December 4, 2006, February 15, 2007, March 5, 2007 and April 24, 2007, and
the Proxy Statement.